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                                                                  Exhibit 11

                            USCS INTERNATIONAL, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                       (In thousands except per share data)
                                  (Unaudited)

                                                       Three months ended
                                                            March 31,
                                                      ---------------------
                                                       1997           1996
                                                      ------         ------
Weighted average number of
common shares outstanding
during the period                                     23,096         18,329

Common stock equivalents
considered to be outstanding
for the periods presented                              1,128          2,330
                                                      ------         ------
                                                      24,224         20,659

Net income                                            $5,053         $2,563

Earnings per share                                     $0.21          $0.12